POWER OF ATTORNEY

	I, Charles L. Treadway, Corporate Senior Vice President and Group President-Electrical, of Thomas & Betts Corporation (the `Corporation`), hereby constitute and appoint J. N. Raines, Vice President-General Counsel and Secretary of the Corporation,
W. David Smith, Jr., Assistant General Counsel and Assistant Secretary of the Corporation and DeLisa A. Dalmeida, Corporate Legal Specialist of the Corporation, as my true and lawful attorneys, giving and granting unto each of them, acting solely, full power and authority, including full power of substitution and revocation, to do and perform whatever may be necessary to be done in order to prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the various forms necessary to report my ownership of shares of the Corporation`s Common Stock and the acquisition or disposal of any shares of the Corporation`s Common Stock, or derivatives thereof, hereby ratifying and confirming all that either of them or their delegated substitute or substitutes shall lawfully do or cause to be done pursuant to this Power of Attorney.

	IN TESTIMONY WHEREOF I have executed this Power of Attorney on this 16th day of March 2009.

				/s/ Charles L. Treadway
				Charles L. Treadway
				Corporate Senior Vice President
				Group President - Electrical